Exhibit 99.1

ENTERCOM COMMUNICATIONS CORP. ANNOUNCES

CONSENT SOLICITATION FOR 7.250% SENIOR NOTES DUE 2024

PHILADELPHIA, PA – December 1, 2017 – Entercom Communications Corp. (“Entercom”) (NYSE: ETM) announced today that its wholly owned subsidiary, CBS Radio Inc. (“CBS Radio”), is soliciting consents from holders of CBS Radio’s outstanding 7.250% Senior Notes due 2024 (the “Notes”) to approve certain amendments (the “Proposed Amendments”) to the indenture, dated October 17, 2016, among CBS Radio, the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), governing the Notes (the “Indenture”) to align certain definitions in the Indenture with the corresponding definitions in CBS Radio’s credit facility.

CBS Radio will make a cash payment of $5.00 per $1,000 in aggregate principal amount of Notes held by each holder of Notes as of the Record Date (as defined below) who has validly delivered a duly executed consent at or prior to the Expiration Time (as defined below) and who has not revoked the consent in accordance with the procedures described in the Consent Solicitation Statement (as defined below). The consent payment will be paid as promptly as practicable after the Expiration Time, subject to the terms and conditions described in the Consent Solicitation Documents (as defined below).

Adoption of the Proposed Amendments requires the consent of the holders of at least a majority in principal amount of all Notes then outstanding voting as a single class (such consent, the “Requisite Consents”). The aggregate outstanding principal amount of the Notes as of December 1, 2017 was $400,000,000. Consents may be validly revoked at any time prior to the Effective Time (as defined below) but not thereafter.

CBS Radio anticipates that, promptly after receipt of the Requisite Consents prior to the Expiration Time, CBS Radio will give notice to the Trustee that the Requisite Consents have been obtained, and CBS Radio and the Trustee will execute and deliver a second supplemental indenture with respect to the Indenture (the “Supplemental Indenture” and such time, the “Effective Time”). Pursuant to the terms of the Supplemental Indenture, the Proposed Amendments will become effective at the Effective Time and shall thereafter bind every holder of Notes.

The consent solicitation will expire at 5:00 p.m., New York City time, on December 8, 2017 (such date and time, as CBS Radio may extend from time to time, the “Expiration Time”). Only holders of record of the Notes as of 5:00 p.m., New York City time, on November 28, 2017 (the “Record Date”), are eligible to deliver consents to the Proposed Amendments in the consent solicitation.

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated December 1, 2017 (as may be amended or supplemented from time to time, the “Consent Solicitation Statement”), and the accompanying Consent Form (together, the “Consent Solicitation Documents”). CBS Radio may, in its sole discretion, terminate, extend or amend the consent solicitation at any time as described in the Consent Solicitation Statement.

Copies of the Consent Solicitation Documents and other related documents may be obtained from D.F. King & Co., Inc., the Information and Tabulation Agent, via email at entercom@dfking.com or via phone at (212) 269-5550. Holders of the Notes are urged to review the Consent Solicitation Documents for the detailed terms of the consent solicitation and the procedures for consenting to the Proposed Amendments. Any persons with questions regarding the consent solicitation should contact the Solicitation Agent, RBC Capital Markets, LLC, at (212) 618-7843 (collect) or (877) 381-2099 (toll free).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

CONTACT:

Richard Schmaeling

Entercom Communications

610-660-5686

Richard.Schmaeling@entercom.com

@EntercomPR

About Entercom Communications Corp.

Entercom Communications Corp. (NYSE: ETM) is a leading American media and entertainment company reaching and engaging over 100 million people each week through its premier collection of highly rated, award winning radio stations, digital platforms and live events. As one of the country’s two largest radio broadcasters, Entercom offers integrated marketing solutions and delivers the power of local connection on a national scale with coverage of close to 90% of persons 12+ in the top 50 markets. Entercom is the #1 creator of live, original, local audio content and the nation’s unrivaled leader in news and sports radio. Learn more about Philadelphia-based Entercom at www.Entercom.com, Facebook and Twitter (@Entercom).

Forward-Looking Statements

This communication contains “forward-looking statements.” All statements other than statements of historical fact contained in this report are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “projects,” “would,” “will,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the U.S. Securities and Exchange Commission by Entercom and CBS Radio. We wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

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